Exhibit 99.1

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809

ECOLAB FILES REGISTRATION STATEMENT TO ENABLE HENKEL TO SELL ITS ENTIRE 72.7 MILLION ECOLAB SHARE POSITION

Ecolab agrees to purchase $300 million of its shares from Henkel

ST. PAUL, Minn., November 10, 2008:  Ecolab Inc. announced that, at the request of stockholder Henkel AG & Co. KGaA, Ecolab has filed a registration statement with the Securities and Exchange Commission to enable Henkel to sell all of the 72.7 million Ecolab shares it holds.  Ecolab and Henkel have also agreed to amend the Stockholder’s Agreement between the parties to facilitate the offering.   The offering will begin today, and Ecolab’s senior management team will meet with potential investors in connection with the offering.

Ecolab further announced that it has agreed to purchase $300 million of its shares directly from Henkel in conjunction with Henkel’s sale of Ecolab shares.  Ecolab will utilize existing cash balances, commercial paper and committed bank lines to fund the purchase.  The purchase is expected to be accretive to Ecolab’s 2009 earnings per share.

Henkel has held an investment in Ecolab since 1989.  The investment originated as part of a transaction in which Ecolab and Henkel formed a joint venture in Europe, combining each company’s European commercial cleaning and sanitizing operations.  Also at that time, Henkel sold its remaining worldwide commercial cleaning and sanitizing businesses to Ecolab.  In 2001 Ecolab purchased Henkel’s interest in the joint venture for cash.  In August 2007 Henkel announced its intention to acquire the adhesives and electronic materials businesses of National Starch.  In February 2008 Henkel announced its intention to sell some or all of its Ecolab shares. Henkel closed on the acquisition of National Starch in April 2008.

Douglas M. Baker, Jr., Ecolab’s Chairman, President and Chief Executive Officer, commented on the action, saying “We have had a productive relationship with Henkel.  Through it, we expanded our global business reach and developed new and better opportunities to serve our customers.  Henkel has been a strong and supportive shareholder, and we wish them well in the future.”

Baker continued, “We are excited by the opportunity this transaction represents to further diversify our shareholder base and increase our float.  We are also excited by the opportunity to purchase our shares.  We believe our $300 million purchase is a sound and timely investment for Ecolab and its shareholders.  It balances a unique opportunity to invest in a strong and growing asset – Ecolab shares – while allowing us to retain appropriate flexibility in our balance sheet to fund new business opportunities that should help keep us a strong and attractive growth company for years to come.”

Baker concluded by saying, “We look forward to our upcoming meetings with investors, and as always, remain fully focused on driving our business, building our future and continuing to deliver superior shareholder value.”

With sales of $5.5 billion and more than 26,000 associates, Ecolab Inc. (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection prevention products and services. Ecolab delivers comprehensive programs and services to foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries.

This news release does not constitute an offer to sell, or a solicitation of an offer to buy, any of the common stock or any other security of Ecolab. Any such offers, or solicitations to buy, will be made solely by means of a prospectus and related prospectus supplements filed with the Securities and Exchange Commission.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including the potential impact of the company’s stock repurchase on earnings per share in 2009, represent Ecolab’s expectations or beliefs concerning various future events, and are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.

We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made.

Risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K and Item 1A of Part II of our subsequent reports on Form 10-Q and include the vitality of the markets we serve; the impact of economic factors, such as the worldwide economy, interest rates and foreign currency exposure; our ability to develop competitive advantages through innovation; fluctuations in raw material costs; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; the impact of acquisitions, divestitures and investments to develop business systems or to optimize our business structure; changes in regulations or accounting standards; the costs and effects of complying with laws and regulations relating to the environment and to the manufacture, storage, distribution, sale and use of our products; the occurrence of litigation or claims, acts of war, terrorism, severe weather or public health epidemics; the loss or insolvency of a major customer, supplier or distributor; our ability to attract and retain high caliber management talent; and other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

Except as may be required under applicable law, we undertake no duty to update our Forward-Looking Statements.

Ecolab has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037, 1-866-471-2526 or 1-866-500-5408.

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